Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D/A dated August 21, 2018 relating to the Common Shares, par value $0.01 per share, of DryShips Inc. shall be filed on behalf of the undersigned.

SPII HOLDINGS INC.

BY: MARE SERVICES LIMITED

By:	/s/ Dr. Renato Cefai
	Name: Title:	Dr. Renato Cefai Director of Mare Services Limited

GEORGE ECONOMOU*

/s/ George Economou
(Signature)